Exhibit 23.4

Mintec Inc.
3544 E. Fort Lowell Road, Tucson, AZ 85716 USA

Tel:  520.795.3891
Fax: 520.325.2568
Email:

May 2, 2006

Golden Queen Mining Company Ltd.
6411 Imperial Avenue
Vancouver, British Columbia
Canada V7W 2J5

Re:	Golden Queen Mining Company Ltd. (the “Company”)
Registration Statement on Form SB-2

I am the author of the technical report titled “Soledad Mountain Project”, dated July 2000 (the “Report”) referred to in the Form SB-2 of the Company dated on or about May 2, 2006 (the "Form SB2"). I, on my own behalf and on behalf of Mintec, Inc., hereby consent to being named as an expert in the Form SB2 and to the use of, or reference to, the Report in the Form SB2. I further consent to the filing this consent letter as an exhibit to the Form SB2 to be filed with the U.S. Securities and Exchange Commission.

Yours truly,

/s/ Fred Fest

Fred Fest
Senior Mining Engineer